EIGHTH AMENDMENT TO

CREDIT AGREEMENT

Dated as of January 29, 2016

among

CACI INTERNATIONAL INC,

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

and

The Lenders Party Hereto

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. Morgan Securities LLC,

PNC Capital Markets LLC,

Royal Bank of Canada,

SunTrust Robinson Humphrey, Inc.,

Wells Fargo Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd.

and

Fifth Third Bank,

as Joint Lead Arrangers and Joint Bookrunners

EIGHTH AMENDMENT

THIS EIGHTH AMENDMENT (this “Amendment”) dated as of January 29, 2016 to the Credit Agreement referenced below is by and among CACI International Inc, a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and Bank of America, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, revolving credit and term loan facilities have been extended to the Borrower pursuant to the Credit Agreement dated as of October 21, 2010 among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement and the Required Lenders have agreed to the requested modifications to the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement (as amended hereby).

2.Amendments.

(a)The second paragraph in the introduction to the Credit Agreement is hereby amended to read as follows:

The Borrower has requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

(b)The following defined terms are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Eighth Amendment Closing Date” means January 29, 2016.

“NSS” means, collectively, L-3 National Security Solutions, Inc., a Delaware corporation and L-3 Data Tactics Corporation, a Virginia corporation.

“NSS Acquisition” means the acquisition by the Borrower, directly or indirectly, of all of the outstanding share capital of NSS, pursuant to and in accordance with the NSS Purchase Agreement.

“NSS Acquisition Costs” means (i) the purchase price for the NSS Acquisition, (ii) the refinancing or repayment of third party indebtedness for borrowed money of NSS and its Subsidiaries, if required, and (iii) fees, costs and expenses incurred in connection with the NSS Acquisition and the financing therefor and transactions contemplated thereby.

“NSS Acquisition Closing Date” means the date that the NSS Acquisition is consummated and the funding of the NSS Facilities occurs.

“NSS Facilities” means the NSS Incremental Term Facilities and Revolving Loans necessary to finance the NSS Acquisition Costs on the NSS Acquisition Closing Date.

“NSS Incremental Term Facility” has the meaning specified in Section 2.17.

“NSS Purchase Agreement” means that certain Stock Purchase Agreement, dated December 7, 2015, by and among the Borrower, CACI, Inc.-Federal and L-3 Communications Corporation.

“Specified Purchase Agreement Representations” means such of the representations made by NSS with respect to NSS and its subsidiaries in the NSS Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliate) has the right to terminate its (or its Affiliate’s) obligations under the NSS Purchase Agreement, or decline to consummate the NSS Acquisition, as a result of a breach of such representations in the NSS Purchase Agreement.

(c)The following defined terms in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) the cash portion of rent and lease expense for such period plus (c) Consolidated Scheduled Funded Debt Payments for such period plus (d) Restricted Payments made under Section 8.06(d) (other than all Restricted Payments made since the end of the most recent Applicable Period most recently ended prior to the date of such Restricted Payment if, at the time any such Restricted Payment is made, the Consolidated Total Leverage Ratio recomputed as of the end of such Applicable Period is less than 3.0:1.0 on a Pro Forma Basis after giving effect to such Restricted Payment plus all other Restricted Payments made since the end of such Applicable Period).  If the NSS Facilities are funded on the NSS Acquisition Closing Date, then, in calculating Consolidated Fixed Charges for any measurement period ending prior to the first anniversary of the NSS Acquisition Closing Date, the cash portion of Consolidated Interest Charges and the Consolidated Scheduled Funded Debt Payments included in Consolidated Fixed Charges for such measurement period shall be calculated for the period from the NSS Acquisition Closing Date to the end of the measurement period and annualized.

“Fee Letter” means each of the following (individually or collectively, as the context may require): (a) the letter agreement dated December 22, 2015 among the Borrower, the Arrangers, Bank of America, JPMorgan Chase Bank, N.A., PNC Bank, National Association, Royal Bank of Canada, SunTrust Bank, Wells Fargo Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and Fifth Third Bank and (b) the letter agreement dated December 22, 2015 among the Borrower, MLPFS, and Bank of America.

“Permitted Acquisition” means (x) the NSS Acquisition and (y) any other Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that, in the case of this clause (y), (a) no Event of Default shall have occurred and be continuing or would result from such Acquisition; (b) the property acquired (or the property of the Person acquired) in such

Acquisition is used or useful in the same or a similar line of business of providing IT products, solutions, services and professional services as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof); (c) in the case of the Acquisition of Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition; (d) the aggregate cash and non-cash consideration (including Indebtedness assumed by the Borrower or any Subsidiary, the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including earn‑out payments) payable by the Borrower or any Subsidiary and Equity Interests issued by the Borrower to the seller as consideration) from and after the Eighth Amendment Closing Date for Foreign Acquisitions shall not exceed the greater of (i) $200 million and (ii) ten percent (10%) of total assets of the Borrower and its Subsidiaries on a consolidated basis as of the end of the Applicable Period; (e) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such Acquisition on a Pro Forma Basis the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the Applicable Period; and (f) immediately after giving effect to such Acquisition, there shall be at least $50 million of availability existing under the Aggregate Revolving Commitments.

“Specified Representations” means the representations and warranties made in Sections 6.01(a) (as to valid existence) and (b)(ii), the first clause of Section 6.02, Section 6.02(a), Section 6.04, Section 6.14, Section 6.18 (after giving effect to the consummation of the NSS Acquisition, the borrowings under the NSS Facilities and the payment of the NSS Acquisition Costs), Section 6.19 (but only with respect to (i) assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, (ii) the pledge and perfection of security interests in Equity Interests of the Borrower’s material, wholly-owned Domestic Subsidiaries (excluding delivery of stock certificates of NSS and its Subsidiaries to the extent not received from the seller under the NSS Purchase Agreement) and (iii) other assets a security interest in which can be provided and perfected after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense), Section 6.21 and Section 6.22.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

(d)Subject to Section 3, the following defined term in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Total Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Commitment Fee
1	< 1.25:1.00	1.25%	0.25%	0.20%
2	> 1.25:1.00 but < 2.25:1.00	1.50%	0.50%	0.25%
3	> 2.25:1.00 but < 3.25:1.00	1.75%	0.75%	0.30%
4	> 3.25:1.00 but < 4.00:1.00	2.00%	1.00%	0.35%
5	> 4.00:1.00	2.75%	1.75%	0.40%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 7.02(b).  The Applicable Rate in effect from the NSS Acquisition Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the first fiscal quarter ending after the NSS Acquisition Closing Date shall be determined based upon the Consolidated Total Leverage Ratio, determined on a Pro Forma Basis after giving effect to the NSS Acquisition and related transactions on the NSS Acquisition Closing Date.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

(e) The last sentence in the definition of “Applicable Percentage” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.16(a) or Section 2.17, as applicable.

(f)The definitions of “Six3 Acquisition Costs”, “Six3 Facilities” and “Specified Merger Agreement Representations” are hereby deleted from the Credit Agreement in their entirety.

(g)Section 1.03(b) of the Credit Agreement is hereby amended by adding the following at the end thereof:

Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any Accounting Change relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(h)The reference to “Fifth Amendment Closing Date” in the first paragraph of Section 2.16(a) is hereby amended to be a reference to the “NSS Acquisition Closing Date”.

(i)A new Section 2.17 is hereby added to the Credit Agreement to read as follows:

2.17NSS Incremental Term Facilities.

This Agreement and the other Loan Documents may be amended (or amended and restated) at any time to add one or more tranches of term loans that are used to finance all or a portion of the NSS Acquisition Costs (each, a “NSS Incremental Term Facility”), at the option of the Borrower by an agreement in writing entered into by the Borrower, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such NSS Incremental Term Facility.  No existing Lender shall be under any obligation to provide any commitment to a NSS Incremental Term Facility and any such decision whether to provide a commitment to a NSS Incremental Term Facility shall be in such Lender’s sole and absolute discretion.  The commitments under the NSS Incremental Term Facilities and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents.  Any such amendment (or amendment and restatement) effected pursuant to this Section 2.17 shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each NSS Incremental Term Facility established thereby and to effect such other changes (including changes to the provisions of Section 2.05) as the Loan Parties and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such NSS Incremental Term Facility.

(j)The last sentence of Section 5.02 of the Credit Agreement is hereby amended to read as follows:

Notwithstanding the foregoing, (i) the only representations the accuracy of which shall be a condition to the availability of the NSS Facilities on the NSS Acquisition Closing Date shall be the Specified Representations and the Specified Purchase Agreement Representations and (ii) Section 5.02(b) shall not be a condition to the availability of the NSS Facilities on the NSS Acquisition Closing Date; provided that it shall be a condition to the availability of the NSS Facilities on the NSS Acquisition Closing Date that no Event of Default shall have occurred and be continuing under Section 9.01(a), 9.01(f) or 9.01(g).

(k)The lead in to Section 7.11 of the Credit Agreement is hereby amended to read as follows:

Use the NSS Facilities to finance the NSS Acquisition Costs on the NSS Acquisition Closing Date, and use the proceeds of the other Credit Extensions to refinance existing Indebtedness of the Borrower and for working capital, capital expenditures and other general corporate purposes and not

(l)Section 7.12(b) of the Credit Agreement is hereby amended to read as follows:

(b)Within thirty (30) days after the NSS Acquisition Closing Date (or such longer period as the Administrative Agent shall agree), cause NSS and each of its Domestic Subsidiaries (other than an Excluded Subsidiary) existing on the NSS Acquisition Closing Date to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(c) and (d) and customary opinions of counsel to NSS and its Domestic Subsidiaries (other than an Excluded Subsidiary), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(m)Section 7.13(a)(i) of the Credit Agreement is hereby amended by replacing the proviso at the end thereof with the following:

; provided, that, with respect to NSS and its Subsidiaries, the foregoing covenant shall only be applicable from and after the earlier of (A) compliance with Section 7.12(b) and (B) the time required for compliance with Section 7.12(b);

(n)Sections 7.13(a)(ii) and 7.13(b) of the Credit Agreement are hereby amended by replacing the last sentence of each such Section with the following:

Notwithstanding the foregoing, with respect to NSS and its Subsidiaries, the foregoing covenant shall only be applicable from and after the earlier of (A) compliance with Section 7.12(b) and (B) the time required for compliance with Section 7.12(b).

(o)Subject to Section 3, Sections 8.11(a) and (b) of the Credit Agreement are hereby amended to read as follows:

(a)Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than (i) from the NSS Acquisition Closing Date to and including December 31, 2016, 4.75:1.00, (ii) from March 31, 2017 to and including June 30, 2017, 4.50:1.00, (iii) from September 30, 2017 to and including March 31, 2018, 4.25:1.00 and (iv) thereafter, 4.00 to 1.00.

(b)Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than (i) from the NSS Acquisition Closing Date to and including December 31, 2016, 4.75:1.00 and (ii) thereafter, 4.50:1.00.

(p)Section 8.11(d) of the Credit Agreement is deleted in its entirety.

(q)Section 11.01 of the Credit Agreement is hereby amended by replacing clause (vi) of the second proviso thereunder with the following:

(vi)an Incremental Facility Amendment, and any amendment contemplated by Section 2.17 hereof, shall be effective if signed by the Loan Parties, the Administrative Agent and each Person that agrees to provide a portion of the applicable Incremental Facility or NSS Incremental Term Facility, as applicable; and

(r)Section 11.07(f)(i) of the Credit Agreement is hereby amended to read as follows:

(i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to an Incremental Facility or NSS Incremental Term Facility or

(s)Section 11.14(a) of the Credit Agreement is hereby amended by adding the following immediately prior to the “.” at the end thereof:

; PROVIDED, THAT (A) the accuracy of any Specified Purchase Agreement Representations and whether as a result of any inaccuracy thereof you or your affiliates have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the NSS Acquisition) under the NSS Purchase Agreement and (b) whether the NSS Acquisition has been consummated in accordance with the terms of the NSS Purchase Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereoF.

3.Amendments Subject to Acquisition Closing.  Notwithstanding the foregoing or anything else to the contrary in this Amendment, the amendments set forth in Sections 2(d) and 2(o) of this Amendment shall not be effective unless and until the NSS Acquisition Closing Date occurs (it being acknowledged, for the avoidance of doubt, that the amendments set forth in Sections 2(d) and 2(o) of this

Amendment shall never become effective if the NSS Acquisition is not consummated using the proceeds of the NSS Facilities).  As used in this Section 3, the terms “NSS Acquisition Closing Date”, “NSS Acquisition” and “NSS Facilities” are used as defined in Section 2.(b) above.

4.Conditions Precedent.  This Amendment shall become effective as of the date hereof upon receipt by the Administrative Agent of executed counterparts of this Amendment executed by the Loan Parties and the Required Lenders.

3.Amendment is a Loan Document.  This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

4.Representations and Warranties.  Each Loan Party represents and warrants to the Administrative Agent and each Lender that:

(a)The execution, delivery and performance by each Loan Party of this Amendment and the Credit Agreement as amended hereby have been duly authorized by all necessary corporate or other organizational action, and do not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law.

(b)This Amendment has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable Debtor Relief Laws, by fraudulent conveyance laws or by equitable principles relating to enforceability, (ii) as enforceability of the Liens granted under the Loan Documents may be limited by anti-assignment provisions in contracts with Government Authorities that are not rendered ineffective by applicable law and (iii) as enforceability may be limited by the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

(c)No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment or the Credit Agreement as amended hereby other than (i) those that have already been obtained and are in full force and effect, (ii) filings to perfect the Liens created by the Collateral Document and (iii) approvals, consents, exemptions, authorizations or other actions, notices or filings which are not material.

(d)After giving effect to this Amendment, (i) the representations and warranties of each Loan Party contained in the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects on and as of the date hereof, except to the extent that (A) such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, and (B) such representations and warranties are qualified as to materiality, in which case they are true and correct in all respects as of such date (or such earlier date), and (ii) no Default exists.

(e)For purposes of determining withholding Taxes imposed under FATCA, from and after the Eighth Amendment Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Obligations as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

5.Reaffirmation of Obligations.  Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment and the incurrence of Indebtedness and other transactions contemplated hereby, (b) affirms all of its obligations under the Credit Agreement (as amended hereby) and the other Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

6.Reaffirmation of Security Interests.  Each Loan Party (a) agrees that, notwithstanding the effectiveness of this Amendment, the Security Agreement and each of the other Collateral Documents continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever, (b) confirms its guaranty of the Obligations and its grant of a security interest pursuant to the Collateral Documents in its assets that constitute Collateral as collateral therefor, all as provided in the Loan Documents as originally executed and (c) acknowledges that such guaranty and grant continues in full force and effect in respect of, and to secure, the Obligations under the Credit Agreement and the other Loan Documents.

9.No Other Changes.  Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

7.Counterparts; Delivery.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.

8.Governing Law.  This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be duly executed as of the date first above written.

BORROWER:	CACI INTERNATIONAL INC, a Delaware corporation

By: /s/ Thomas A. Mutryn

Name:  Thomas A. Mutryn

Title:  Executive Vice President and Chief Financial Officer

GUARANTORS:	CACI PRODUCTS COMPANY, a Delaware corporation

CACI PRODUCTS COMPANY CALIFORNIA, a California corporation

CACI, INC. - FEDERAL, a Delaware corporation

CACI, INC. - COMMERCIAL, a Delaware corporation

CACI TECHNOLOGIES, INC., a Virginia corporation

CACI DYNAMIC SYSTEMS, INC., a Virginia corporation

CACI PREMIER TECHNOLOGY, INC., a Delaware corporation

CACI MTL SYSTEMS, INC., a Delaware corporation

CACI-CMS INFORMATION SYSTEMS, INC, a Virginia corporation

CACI ENTERPRISE SOLUTIONS, INC., a Delaware corporation

R.M. VREDENBURG & CO, a Virginia corporation

CACI-WGI, INC., a Delaware corporation

CACI SECURED TRANSFORMATIONS, INC., a Florida corporation

CACI-NSR, INC., a Delaware corporation

CACI TECHNOLOGY INSIGHTS, INC., a Virginia corporation

CACI-ATHENA, INC., a Delaware corporation

BUSINESS DEFENSE AND SECURITY CORPORATION,

a Virginia corporation

CACI-ISS, INC., a Delaware corporation

CACI-SYSTEMWARE INC., a California corporation

APPLIED SYSTEMS RESEARCH, INC., a Virginia corporation

TECHNIGRAPHICS, INC., an Ohio corporation

PANGIA TECHNOLOGIES, LLC, a Nevada limited liability company

DELTA SOLUTIONS AND TECHNOLOGIES, INC. a Virginia corporation

CACI-APG, LLC, a Virginia limited liability company

PARADIGM SOLUTIONS CORPORATION, a Maryland corporation

TRINITY INFORMATION MANAGEMENT SERVICES, INC.,

a Nevada corporation

EMERGINT TECHNOLOGIES, INC., a Georgia corporation

IDL SOLUTIONS, INC., a Wisconsin corporation

Six3 Systems, Inc., a Delaware corporation

Six3 Systems Holdings II, Inc., a Delaware corporation

Six3 Enterprise Systems, LLC, a Maryland limited liability company

Six3 Advanced Systems, Inc., a Virginia corporation

Six3 Intelligence Solutions, Inc., a Virginia corporation

Ticom Geomatics, Inc., a Texas corporation

By: /s/ Thomas A. Mutryn

Name:  Thomas A. Mutryn

Title:  Executive Vice President and Chief Financial Officer

CACI INTERNATIONAL INC

EIGHTH AMENDMENT TO CREDIT AGREEMENT

LTC Engineering Associates, Inc., a Florida corporation

By: /s/ Thomas A. Mutryn

Name:  Thomas A. Mutryn

Title:  Executive Vice President and Chief Financial Officer

CACI INTERNATIONAL INC

EIGHTH AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Roberto Salazar

Name:  Roberto Salazar

Title:  Vice President

CACI INTERNATIONAL INC

EIGHTH AMENDMENT TO CREDIT AGREEMENT

LENDERS:BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By: /s/ Larry Van Sant

Name:  Larry Van Sant

Title:  Senior Vice President

JPMORGAN CHASE BANK, N.A.

By: /s/ Mark D. Brown

Name:  Mark D. Brown

Title:  Managing Director

SUNTRUST BANK

By: /s/ Anika Kirs

Name:  Anika Kirs

Title:  Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Scott Santa Cruz

Name:  Scott Santa Cruz

Title:  Managing Director

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Steven Day

Name:  Steven Day

Title:  Assistant Vice President

ROYAL BANK OF CANADA

By: /s/ Richard C. Smith

Name:  Richard C. Smith

Title:  Authorized Signatory

BARCLAYS BANK PLC

By: /s/ Ronnie Glenn

Name:  Ronnie Glenn

Title:  Vice President

REGIONS BANK

By: /s/ Kyle Husted

Name:  Kyle Husted

Title:  Vice President

CACI INTERNATIONAL INC

EIGHTH AMENDMENT TO CREDIT AGREEMENT

THE BANK OF TOKYO MITSUBISHI UFJ, LTD.

By: /s/ Maria Iarriccio

Name:  Maria Iarriccio

Title:  Director

FIFTH THIRD BANK

By: /s/ Douglas T. Brown

Name:  Douglas T. Brown

Title:  Senior Vice President

GOLDMAN SACHS BANK USA

By: /s/ Jerry Li

Name:  Jerry Li

Title:  Authorized Signatory

SYNOVUS BANK

By: /s/ Matthew McKee

Name:  Matthew McKee

Title:  Corporate Banker

MANUFACTURERS BANK

By: /s/ Charles C. Jou

Name:  Charles C. Jou

Title:  Vice President

TD BANK, N.A.

By: /s/ Brian Haggerty

Name:  Brian Haggerty

Title:  Vice President

CAPITAL ONE NATIONAL ASSOCIATION

By: /s/ Joseph C. Costa

Name:  Joseph C. Costa

Title:  Senior Vice President

BRANCH BANKING AND TRUST COMPANY

By: /s/ John K. Perez

Name:  John K. Perez

Title:  Senior Vice President

CITIZENS BANK OF PENNSYLVANIA

By: /s/ James Fox

Name:  James Fox

Title:  Director

CACI INTERNATIONAL INC

EIGHTH AMENDMENT TO CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY

By: /s/ Joshua Metcalf

Name:  Joshua Metcalf

Title:  2VP

FIRST COMMONWEALTH BANK

By: /s/ Mark A. Woleslagle

Name:  Mark A. Woleslagle

Title:  Corporate Banking Associate, AVP

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH

By: /s/ James Hua

Name:  James Hua

Title:  Senior Vice President

By: /s/ Kitty Sin

Name:  Kitty Sin

Title:  Senior Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH

By: /s/ Jerry C.S. Liu

Name:  Jerry C.S. Liu

Title:  AVP & AGM

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK

By: /s/ Katsuyuki Kubo

Name:  Katsuyuki Kubo

Title:  Managing Director

STIFEL BANK & TRUST

By: /s/ Suzanne Agin

Name:  Suzanne Agin

Title:  Vice President

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By: /s/ Edward Chen

Name:  Edward Chen

Title:  Senior Vice President & General Manager

HUA NAN COMMERCIAL BANK, LTD.

By: /s/ Ding-Jong Chen

Name:  Ding-Jong Chen

Title:  General Manager

CACI INTERNATIONAL INC

EIGHTH AMENDMENT TO CREDIT AGREEMENT

TAIWAN BUSINESS PARK, CO., LTD., A REPUBLIC OF CHINA BANK ACTING THROUGH ITS LOS ANGELES BRANCH AS A LENDR

By: /s/ Sandy Chen

Name:  Sandy Chen

Title:  General Manager

TAIWAN COOPERATIVE BANK LTD. SEATTLE BRANCH

By: /s/ Cheng-Pin Chou

Name:  Cheng-Pin Chou

Title:  Vice President & General Manager

XENITH BANK

By: /s/ M. C. O’Grady

Name:  M. C. O’Grady

Title:  Senior Vice President

LAND BANK OF TAIWAN, NEW YORK BRANCH

By: /s/ Arthur Chen

Name:  Arthur Chen

Title:  General Manager

CACI INTERNATIONAL INC

EIGHTH AMENDMENT TO CREDIT AGREEMENT